Exhibit 1A-11.2

INDEPENDENT AUDITOR INCLUSION LETTER

We agree to Jennifer L. Anderson, LLC’s inclusion in the Form 1-A Offering Statement dated September 28, 2022, of our audit of the consolidated financial statements of Hygienic Dress League, Corp as of December 31, 2021 and expressly acknowledge reference as an “expert” in the Form 1-A Offering Statement.

Jennifer Anderson, CPA
/s/ Jennifer Anderson
Jennifer L. Anderson, LLC
Moorestown, NJ 08057
July 19, 2022